                                                                     Exhibit 4.3

                          SUBORDINATED PROMISSORY NOTE

$2,200,000                  Houston, Texas                          May 17, 2002

TELETOUCH COMMUNICATIONS, INC., a Delaware corporation ("Maker"), for value received, hereby promises to pay to the order of TLL PARTNERS, L.L.C., a Delaware limited liability company ("Payee"), the principal sum of TWO MILLION TWO HUNDRED THOUSAND AND NO/100ths DOLLARS ($2,200,000) or, if less, the outstanding principal amount advanced under this Subordinated Promissory Note (this "Note"), all in accordance with the terms of this Note.

1.       Principal.
         ---------

         Payee may from time to time on or after May 17, 2002 advance principal under this Note to Maker, not to exceed the face amount of this Note. Payee's records shall be presumptive evidence of the amounts advanced.

         Maker may from time to time prepay the outstanding principal amount of this Note in whole or in part without premium or penalty; provided, however, that no payment or prepayment shall be made until such time as the Senior Debt (as defined below) is paid in full. Each prepayment of principal shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid.

         Maker shall pay to Payee the outstanding principal amount of this Note on the later of (a) the date on which the Pilgrim Debt is paid in full and (b) May 10, 2007 (the "Maturity Date").

2.       Interest.
         --------

         The outstanding principal amount of this Note shall bear interest at 10.00% per annum calculated on the basis of a 365/366-day year for the actual number of days elapsed.

         Maker shall pay to Payee all accrued but unpaid interest on principal amounts prepaid as required in Section 1. Maker shall pay to Payee all accrued but unpaid interest on the outstanding principal amount of this Note on the Maturity Date.

3.       Payments Generally.
         ------------------

         Unless otherwise stated, all monetary amounts expressed under this Note and all payments due under this Note are expressed in and shall be due in U.S. Dollars. Maker shall make all payments required under this Note not later than 1:00 p.m., Houston, Texas, time on any date when due at such location as is specified by Payee in writing in immediately available funds. Whenever any payment to be made under this Note shall be stated to be due on a day other than a day on which the banks in Houston, Texas, and New York, New York, are required to be open (a "Business Day"), such payment shall be due and payable on the next succeeding Business Day. If the date for payment of any obligation is not specified in this Note, such obligation shall be payable upon demand. Any payments not made when due as a result of the application of Section 5 shall be deemed not paid when due for the purposes of this Note.

4.       Default and Remedies.
         --------------------

         It shall be an "Event of Default" under this Note if Maker fails to pay when due any principal, interest, or other amount due under this Note.

         During the continuation of any Event of Default, Payee may declare by written notice to Maker all amounts payable by Maker under this Note to be immediately due and payable, whereupon such amounts shall become immediately due and payable. Except as expressly provided for in this Note, Maker waives notice of any default or event of default (however denominated), notice of intent to accelerate, notice of acceleration, presentment, demand, notice of dishonor, notice of setoff, notice of the initiation of any suit, notice of any action against any credit support or collateral, and notice of any other action or remedy.

         If Maker fails to pay when due any amount payable under this Note, the amount not paid when due shall bear interest beginning on the date due until paid in full at a rate per annum equal to 14.00% per annum, calculated on the basis of a 365/366-day year for the actual number of days elapsed.

         As used herein, "Highest Lawful Rate" means the maximum lawful interest rate that may be contracted for, charged, or received under the laws applicable to this Note which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum lawful interest rate.

         NOTWITHSTANDING the foregoing or any other term in this Note to the contrary, it is the intention of Payee and Maker to conform strictly to any applicable usury laws. Accordingly, if Payee contracts for, charges, or receives any consideration in connection with this Note which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at Payee's option be applied to the outstanding principal amount of this Note or be refunded to Maker. In determining whether any interest exceeds the Highest Lawful Rate, such interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of this Note.

         During the continuation of an Event of Default, Payee is authorized at any time, to the fullest extent permitted by law, to setoff and apply any indebtedness owed by Payee to Maker against any obligations of Maker under this Note, irrespective of whether or not Payee shall have made any demand under this Note and although such obligations may be contingent or unmatured.

         During the continuation of an Event of Default, Payee may exercise all of its rights under this Note and all other rights at law or in equity.

         During the continuation of an Event of Default, all payments received in respect of obligations under this Note shall be applied in the order determined by Payee.

         No right, power, or remedy conferred to Payee in this Note or in any documents securing or supporting this Note or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to Payee shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon Maker shall entitle Maker to similar notices or demands in the future.

5.       Subordination.
         -------------

         5.1 Notwithstanding the foregoing provisions, the payment of any principal, interest or other amounts under this Note (collectively, the "Subordinated Debt") is subordinated, on the terms set forth in this Section 5, to the payment of (a) any amounts (including interest accruing after the filing of a petition initiating any Insolvency Proceeding (as defined below) with respect to Maker or its assets) owing under the terms of the Accounts Receivable Security Agreement and the Promissory Note, each dated as of the date hereof, between Maker and First Community Financial Corporation ("FCFC"), as such amounts and such agreement may be increased, extended, rearranged, amended, supplemented, or otherwise modified from time to time (collectively, the "FCFC Debt"), and (b) any principal, interest, or other amounts (including interest accruing after the filing of a petition initiating any Insolvency Proceeding with respect to Maker or its assets) owing under the terms of the Promissory Note, Loan Modification Agreement and Second Amended and Restated Credit Agreement dated as of the date hereof, made by Maker and payable to ING Prime Rate Trust, f/k/a Pilgrim America Prime Rate Trust ("Pilgrim"), as such amounts and related agreements may be increased, extended, rearranged, amended, supplemented, or otherwise modified from time to time (collectively, the "Pilgrim Debt") (collectively, the FCFC Debt and the Pilgrim Debt are referred to as "Senior Debt," unless, in the case of any particular obligation, the agreements creating or evidencing the same or pursuant to which the same is outstanding expressly provide that such obligation shall not be Senior Debt under this Note). The provisions of this Section 5 shall take precedence over any conflicting provisions in this Note.

         5.2 No payment of principal, interest or other amount may be made by Maker upon the Subordinated Debt until all principal, interest, and other amounts (including interest accruing after the filing of a petition initiating any Insolvency Proceeding with respect to Maker or its assets) owing under the terms of the Senior Debt have been paid in full.

         5.3 If there shall exist a default in the payment of any principal, interest or other amounts under the Subordinated Debt (a "Payment Default") or any other event of default with respect to the Subordinated Debt (a "Nonpayment Default"), Payee shall not take any Remedial Action (as defined below) with respect to such Payment Default or Nonpayment Default until the date all Senior Debt is paid in full and all commitments to fund additional Senior Debt have been terminated. As used herein, "Remedial Action" means any action to (a) take or receive from Maker or any other Person or its or their assets any payments on , or assets securing, all or any portion of the Subordinated Debt whether by collection, foreclosure, setoff, or any other judicial or nonjudicial action, or
(b) commence, or join with any Person in commencing, any suit, action, or proceeding (including an Insolvency Proceeding) against Maker or any other Person or its or their assets to enforce payment of any portion of the Subordinated Debt or enforce any of the rights and remedies under this Note or applicable law with respect to the Subordinated Debt.

         5.4 Upon any distribution to creditors of Maker in a liquidation or dissolution of Maker or in any bankruptcy, reorganization, insolvency, receivership, or other similar proceeding (an "Insolvency Proceeding") with respect to Maker or any of its assets, (a) the holders of the Senior Debt shall be entitled to receive payment in full in cash, or to have such payment duly provided for, of all amounts payable under or in respect of the Senior Debt (including interest accrued after the commencement of such Insolvency Proceeding in accordance with the terms of the Senior Debt) before Payee shall be entitled to receive from Maker or its assets any payment under or in respect of the Subordinated Debt and (b) until the holders of the Senior Debt have received such payment in full in cash, or such payment is duly provided for, any distribution from Maker or its assets to which Payee would otherwise be entitled shall be made to the holders of the Senior Debt.

         5.5 Payee shall be obligated to hold in trust for, and to pay over promptly to, the holders of the Senior Debt all payments, set-offs and distributions received by Payee in contravention of the restrictions contained in this Note.

         5.6 Payee shall not create, assume, or suffer to exist any Liens (as defined below) on any collateral securing repayment of the Subordinated Debt. Any Liens existing in violation of the foregoing shall be fully subordinate to any Liens in favor of any holders of Senior Debt which secures any Senior Debt. At the request of the holders of any Senior Debt, Maker and Payee shall take any steps necessary to fully effect the release of any such Lien. As used herein, "Liens" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any capital lease, or any other title transfer or retention agreement)

         5.7 Subject to the applicable provisions of the instruments evidencing, securing or otherwise relating to all or any portion of the Senior Debt, the provisions of this Section 5 are irrevocable and the holders of all or any portion of the Senior Debt may, without notice to any of the parties hereto and without impairing or releasing the obligations of Maker and Payee hereunder, (i) create additional or extend or otherwise modify Senior Debt; (ii) change the terms of or increase the amount of the Senior Debt by increasing, extending, rearranging, amending, supplementing, or otherwise modifying any agreement creating Senior Debt; (iii) sell, exchange, release, take possession of, dispose of, or otherwise deal with any collateral securing any Senior Debt; (iv) release anyone, including Maker or any guarantor, liable in any manner for the payment or collection of any Senior Debt; (v) exercise or refrain from exercising any rights against the collateral, Maker or any other Person; or (vi) apply any sums received by any holders of the Senior Debt, from whatever source, to the payment of the Senior Debt.

         5.8 Whenever in this Note reference is made to notices or payments to or from the holders of Senior Debt or Payee, such notices or payments may be made to any respective agent, trustee, or representative thereof. The provisions of this Section 5 shall be enforceable against

Maker or Payee by any holder of Senior Debt. Specifically, any holder of Senior Debt is a third-party beneficiary under this Note.

         5.9 Any holder of Senior Debt shall have no duty to preserve, protect, care for, insure, take possession of, collect, dispose of or otherwise realize upon any collateral, and in no event shall the holder of any Senior Debt be deemed to be the agent of the holder of any Subordinated Debt with respect to any collateral. All proceeds received by the holder of any Senior Debt with respect to any collateral may be applied, first, to pay or reimburse the holder of any Senior Debt for all costs and expenses (including reasonable attorneys' fees and costs) incurred by the holder of any Senior Debt in connection with the collection of such proceeds, and, second, to any Senior Debt, in any order that it may choose.

         5.10 In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantialy all of the assets of the Maker, dissoultion, liquidation or any other marshalling of the assets or liabilities of the Maker, the Payee will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of Maker in respect of the Senior Debt and will hold in trust for the holders of the Senior Debt and promptly pay over to the holders of the Senior Debt in the form received (except for the endorsement of the Payee where necessary) for application to the then-existing Senior Debt, any and all moneys, dividends or other asets received in any such proceeding on account of the Subordinated Debt, unless and until the Senior Debt has been paid in full. If the Payee shall fail to take any such action, the holders of the Senior Debt, as attorney-in-fact for the Payee, may take such action on the Payee's behalf. The Payee hereby irrevocably appoints the holders of the Senior Debt, or any of their officers or employees on behalf of the holders of the Senior Debt, as the attorney-in-fact for the Payee (which appointment is coupled with an interest) with the power but not the duty to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument or similar character, to vote claims comprising the Subordinated Debt to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to take such other action in the holders of the Senior Debt's own name or in the name of the Payee as the holder of the Senior Debt may deem necessary or advisable for the enforcement of the agreements contained herein; and the Payee will execute and deliver to the holders of the Senior Debt such other and further powers-of-attorney or insturments as the holders of the Senior Debt may request in order to accomplish the foregoing. If the holders of the Senior Debt desrie to permit the use of cash collateral or to provide post-petition financing to the Maker, the Payee shall not object to the same or assert that its intersts are not adequartely protected.

         5.11 The Payee is the lawful holder of the Subordinated Debt and has not transferred any interest therein to any other person. Without the prior written consent of the holders of the Senior Debt, the Payee will not assign, transfer, pledge to any other person any of the Subordinated Debt or agree to a discharge or forgiveness of the same.

6.       Miscellaneous.
         -------------

         This Note shall be governed by the laws of the State of Texas without regard to conflicts of law principles which would select another law.

         EXECUTED as of the date first above written.

TELETOUCH COMMUNICATIONS, INC.              TLL PARTNERS, L.L.C.

By:                                         By:
    ----------------------------                --------------------------------
Name:                                       Name:
     ---------------------------                  ------------------------------
Title:                                      Title:
       -------------------------                  ------------------------------